EXHIBIT 12
                                          INGERSOLL-RAND COMPANY
                           COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                                       (Dollar Amounts in Millions)
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                                               Six Months
                                             Ended June 30,    Years Ended December 31,
Fixed charges:                                   2001      2000      1999      1998     1997     1996
  Interest expense........................... $ 141.6  $  286.6  $  204.5  $  225.9  $ 137.5  $ 120.9
  Amortization of debt discount and expense..     3.2       6.1       6.7       7.0      2.0      1.5
  Rentals (one-third of rentals).............    16.7      28.2      23.9      23.8     23.3     20.3
  Capitalized interest.......................     2.2       4.4       4.0       4.0      3.2      4.6
  Equity-linked security charges.............     8.6      25.6      25.6      19.7      0.0      0.0
Total fixed charges.......................... $ 172.3  $  350.9  $  264.7  $  280.4  $ 166.0  $ 147.3

Net earnings from continuing operations       $ 112.2  $  546.2  $  563.1  $  481.6  $ 367.6  $ 342.3
Add:   Minority income of majority-
         owned subsidiaries..................    14.1      39.3      29.1      23.5      3.6      1.5
       Taxes on income from continuing
         operations..........................    62.3     283.1     299.9     250.7    219.8    190.7
       Fixed charges.........................   172.3     350.9     264.7     280.4    166.0    147.3
Less:  Capitalized interest..................     2.2       4.4       4.0       4.0      3.2      4.6
       Undistributed earnings (losses) from
         less than 50% owned affiliates......     1.0       9.1      19.9      26.9     16.2    (29.1)
Earnings available for fixed charges ........ $ 357.7  $1,206.0  $1,132.9  $1,005.3  $ 737.6  $ 706.3

Ratio of earnings to fixed charges ..........    2.08      3.44      4.28      3.59     4.44     4.79
Undistributed earnings (losses) from less
    than 50% owned affiliates:
  Equity in earnings (losses)................ $   1.9  $   11.6  $   22.1  $   30.1  $  18.3  $  29.7
    Less:  Amounts distributed...............     0.9       2.5       2.2       3.2      2.1     58.8
  Undistributed earnings (losses) from
    less-than 50% owned affiliates........... $   1.0  $    9.1  $   19.9  $   26.9  $  16.2  $ (29.1)

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